RETENTION AND SEVERANCE AGREEMENT

This Agreement dated as of December 13, 2010 by and between Telular Corporation, a Delaware Corporation, ("the Company"), and Robert L. Deering, a resident of Illinois, ("the Officer").

WHEREAS, the Officer is employed by the Company as its Controller, Treasurer, and Chief Accounting Officer and wishes to remain in this capacity; and

WHEREAS, the Company wishes to retain the services of the Officer in his current capacity:

NOW, THEREFORE, in consideration of the mutual obligations set forth herein, the parties hereby agree as follows:

1. In addition to the compensation and benefits currently provided to Officer, the Company agrees that in the event that there is a "Change of Control" in the Company and the Officer's employment is terminated within 12 months after the Change of Control by the Company a) for reasons other than "cause" (as defined below), or b) the Officer terminates his employment for "Good Reason" which is defined as a material dimunition in the level of responsibility assigned to Officer or the assignment of job tasks that are wholly inconsistent with the Officer's currently determined position and provided the Officer has signed the Company's standard Separation And Release Agreement, the Officer will be provided a lump sum severance payment in the amount equal to six (6) calendar months of his standard salary as in effect on the date of termination, payable on the date of termination, subject to applicable withholding taxes. For purposes of this Agreement, a "Change in Control" means any transaction or series of transactions as a consequence of which any person or entity or group of persons or related entities in the aggregate acquire(s) a) equity ownership of the Company

possessing the voting power (other than voting rights accruing only in the event of default. breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's equity, member or voting agreement, proxy, power of attorney or otherwise) or b) all or substantially all of the Company's assets.

2. It is understood by and between the parties that no term of employment is provided by this Agreement, and that Officer's employment remains that of employment-at-will. As such, Officer's employment may be terminated at any time with or without cause or notice by the Company it its sole discretion. It is the intention of the parties that this Retention and Severance Agreement in no way alters Officer's employee-at-will status.

3. "Cause" shall be present: a) in the event Officer has materially failed to meet his obligations as Controller, Treasurer, and Chief Accounting Officer, Company has given notice to Officer in writing that his conduct constitutes cause for dismissal, Officer has been given ten (10) business days to remedy the conduct and Officer has failed to remedy the conduct and Officer fails to remedy his conduct; b) Officer has been convicted of a felony or misdemeanor constituting a crime of moral turpitude; or c) Officer has, through misconduct, negligence or malfeasance engaged in an act or course of conduct that causes injury to the Company. Upon written notice to Officer that his employment has been terminated for "cause," the Company shall be relieved of any further obligation pursuant to this Agreement.

IN WITNESS WHEREFORE, the parties hereto have executed this Agreement as of this DECEMBER 13, 2010**.**

Robert L. Dunning
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TELULAR CORPORATION

Joseph A Beatty
____
Joseph Beatty
President & CEO